Exhibit 99.1

Pomeroy IT Solutions Names Ken Kearns as
Senior Vice President of Service Delivery

HEBRON, Ky.-- March 17, 2008--Pomeroy IT Solutions, Inc. (NASDAQ:PMRY) a technology and services solution provider, today announced that L. K. (Ken) Kearns, Jr., has joined the company as Senior Vice President of Service Delivery. "Over the past forty years working in the Information Technology industry, I have seen tremendous change in how we provide service and support to our clients," said Mr. Kearns. "I am excited to join Pomeroy IT Solutions and this strong group of IT professionals. I look forward to becoming a member of this powerful leadership team and working together to accomplish outstanding results."

"With such an extensive background, Ken brings with him very strong qualifications and possesses the experience and leadership skills to both lead and make the changes we require in our service delivery business," said Keith Coogan, President and CEO.

Mr. Kearns, 60, has over 40 years of experience in the information technology industry. Most recently, he served as Vice President of Customer Service and Support Worldwide with Gateway Computer, based in Irvine California. Prior to this he was the Vice President of Sales and Service Delivery for CompuCom Systems, based in Dallas, Texas. Before this, he held Vice President positions at both CSC Corporation and IBM Corporation, where he began his professional career.

About Pomeroy IT Solutions, Inc.

Pomeroy IT Solutions, Inc. is a leading provider of IT infrastructure solutions focused on enterprise, network and end-user technologies. Leveraging its core competencies in IT Outsourcing and Professional Services, Pomeroy delivers consulting, deployment, operational, staffing and product sourcing solutions through the disciplines of Six-Sigma, program and project management, and industry best practices. Pomeroy's consultative approach and adaptive methodology enables Fortune 2000 corporations, government entities, and mid-market clients to realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability. For more information, go to www.pomeroy.com.

CONTACT: Pomeroy IT Solutions, Inc.
Keith R. Coogan, President & CEO, 859-586-0600 x1423
Kcoogan@pomeroy.com